UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2009

ATHEROS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50534	77-0485570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5480 Great America Parkway, Santa Clara, California 95054

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 773-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 15, 2009, Atheros Communications, Inc., a Delaware corporation (“Atheros” or the “Company”), acquired all of the outstanding shares of capital stock of Intellon Corporation, a Delaware corporation (“Intellon”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 8, 2009, by and among Atheros, Intellon, Iceman Acquisition One Corporation, a Delaware corporation (“Merger Sub One”), and Iceman Acquisition Two LLC, a Delaware limited liability company (“Merger Sub Two”). Under the terms of the Merger Agreement, (i) Merger Sub One merged with and into Intellon (the “First Step Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and upon consummation of the First Step Merger, Merger Sub One ceased to exist and Intellon continued as the interim surviving corporation of Merger and a direct wholly-owned subsidiary of the Company and (ii) immediately after the First Step Merger, Intellon merged with and into Merger Sub Two (the “Second Step Merger” and, together with the First Step Merger, the “Merger”) in accordance with the DGCL, and upon consummation of the Second Step Merger, Intellon ceased to exist and Merger Sub Two is the final surviving corporation of the Merger and a direct wholly-owned subsidiary of the Company.

At the effective time of the Merger (the “Effective Time”), the holders of the issued and outstanding shares of Intellon’s common stock, par value $0.0001 per shares, are entitled to receive an aggregate of 4,215,904 shares of Atheros common stock and approximately $113.6 million in cash. Based on Intellon stockholder elections and after giving effect to the various prorations, for each share of Intellon common stock, those stockholders who made the cash election or who made no election received $7.30 per share, those stockholders who made the stock election received 0.145039 shares of Atheros Common Stock and $3.33 per share, and those stockholders who made the mixed election received 0.134412 shares of Atheros Common Stock and $3.63 per share.

Also in connection with the Merger, (i) all outstanding options to purchase Intellon Common Stock granted pursuant to an Intellon stock plan (“Intellon Stock Options”) were converted into an option to acquire, on substantially identical terms and conditions as were applicable under such Intellon Stock Options, a number of shares of Atheros Common Stock determined by multiplying the number of shares of Intellon Common Stock subject to such Intellon Stock Options immediately prior to the Effective Time by the Option Exchange Ratio equal to 0.249800; provided, however, that certain options held by non-employees or consultants to Intellon were cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Intellon Common Stock that were issuable upon exercise or settlement of such options immediately prior to the Effective Time and (B) $7.30, less any per share exercise price of such options; (ii) all outstanding awards of Intellon restricted stock units were converted, on substantially identical terms and conditions applicable to such awards, into restricted stock units of Atheros Common Stock, except that such restricted stock units represent the right to receive, upon vesting, 0.267008 shares of Atheros Common Stock; and (iii) each outstanding award of restricted Intellon Common Stock was converted, on similar conditions applicable to restricted Intellon Common Stock immediately prior to the Effective Time, into the number of shares of restricted Atheros Common Stock and/or cash, as the case may be, as elected by each holder of restricted Intellon Common Stock pursuant to the stockholder’s election. Atheros assumed options to purchase an aggregate of 633,138 shares of Atheros Common Stock and assumed restricted stock units for an aggregate of 190,519 shares of Atheros Common Stock.

No fractional shares of Atheros Common Stock were issued in connection with the Merger, and holders of Intellon Common Stock received cash in lieu thereof.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated September 8, 2009, by and among Atheros Communications, Inc., Iceman Acquisition One Corporation, Iceman Acquisition Two LLC and Intellon Corporation (filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed September 8, 2009, and incorporated herein by reference).†

99.1	Press Release dated December 15, 2009.

†	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplemental copies of any omitted exhibits and schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2009	ATHEROS COMMUNICATIONS, INC.

	By:	/S/ JACK R. LAZAR
	Name:	Jack R. Lazar
	Title:	Chief Financial Officer and Vice
President of Corporate Development

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated September 8, 2009, by and among Atheros Communications, Inc., Iceman Acquisition One Corporation, Iceman Acquisition Two LLC and Intellon Corporation (filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed September 8, 2009, and incorporated herein by reference).†

99.1	Press Release dated December 15, 2009.

†	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplemental copies of any omitted exhibits and schedules upon request by the SEC.

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